Exhibit 99.3

Letter to Shareholders

Earlier this year we provided a road map for our growth plan to achieve a 5% to 8% annual dividend increase through 2022 with a payout ratio of 80% to 85% of Cash Available for Distribution (“CAFD”). During the quarter, we are pleased to report that we continued to deliver upon this growth plan, including the following highlights:

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Generated CAFD of $47 million or $0.22 per share for the quarter and $91 million or $0.44 per share for the first half of the year, reflecting per share growth of 16% and 29% respectively; these results were primarily driven by the accretion from the acquisition of our European platform and our margin enhancement initiatives;

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Entered into a definitive agreement to acquire a high-quality, unlevered distributed generation ("DG") platform with approximately 320 megawatts ("MW") of capacity in the United States, which nearly doubles our DG business and provides significant opportunities for future cash flow growth through operational and commercial synergies;

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Completed the roll-out of project-level, long term service agreements (“LTSA”) with General Electric (“GE”) at all but one of our North American wind projects; we are also in advanced stage negotiations to finalize a 10-year outsourcing agreement to provide Operations and Maintenance (“O&M”) for our North American solar fleet, with the goal of reducing annual operating costs by approximately $5 million through a full wrap contract that includes resource-adjusted production guarantees that are consistent with our Long-Term Average Generation (“LTA”);

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Generated approximately $5 million of CAFD from margin enhancement activities in accordance with expectations; for the full year, we project that we will generate over $30 million of CAFD from margin enhancement initiatives relative to 2018, compared to approximately $53 million from these initiatives at full annual run-rate; and

•	Closed the financing of three DG portfolios (138 MW) raising net proceeds of $101 million.

Growth Initiatives

In July, we entered into an agreement to acquire a high-quality, unlevered DG portfolio with approximately 320 MW of capacity in the United States from AltaGas Ltd. (“AltaGas”) for a total purchase price of $720 million. We plan to initially fund the acquisition with a $475 million bridge facility and draws on our corporate revolver. As the portfolio is unlevered, our permanent financing is expected to be comprised of approximately $475 million of project-level debt that is sized to investment grade metrics and proceeds of approximately $245 million from the sale of minority interests in identified North American wind assets. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2019.

We are excited about this transaction as it will nearly double the size of our existing DG platform, increase the average contract duration of our portfolio to 14 years, and enhance our resource diversity. In addition, this transaction highlights our strategy to recycle capital from stabilized assets with limited opportunities for further value creation into newly acquired assets that meet our return targets and have commercial and operational upside that we can extract through our integrated operating platform.

The transaction was driven by some key considerations:

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High-quality asset base in attractive markets. The portfolio represents one of the largest distributed generation platforms in the United States, comprised of 291 MW of commercial and industrial solar assets, 21 MW of residential solar assets and 10 MW of fuel cells. Diversified across 20 states and the District of Columbia and with over 100 commercial and industrial customers, the portfolio is comprised of assets with an average age of 3.5 years that have power purchase agreements with an average investment grade credit rating of A+/A2 and an average remaining term of over 17 years.

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Attractive returns. We expect to generate returns on this investment within our targeted range of 9% to 11%, and we expect the acquisition to be modestly accretive to CAFD in 2020 and over the next five years.

Financial Results

In the second quarter of 2019, TerraForm Power delivered Net Loss, Adjusted EBITDA and CAFD of $(17) million, $196 million and $47 million, respectively. This represents a decrease in Net Loss of $11 million, an increase in Adjusted EBITDA of $68 million and an increase in CAFD of $17 million, compared to the same period in 2018. On a per share base, CAFD of $0.22 per share reflects growth of 16% compared to the same period in 2018. The improvement in our results relative to last year primarily reflects accretion from the acquisition of our European platform and our margin enhancement initiatives.

Consistent with results reported by certain other renewable power asset owners, TerraForm Power's generation this quarter was 8% below LTA, which reduced CAFD by $15 million assuming our average realized price for the quarter. Of the total, $9 million was due to below average North American wind, primarily in Hawaii, $4 million was due to below average North American solar irradiance, and $2 million was due to downtime associated with blade repair and other maintenance in our North American wind fleet. These factors were partially offset by strong performance across our European operations and higher than expected SREC prices in the U.S., which together contributed an incremental $7 million in CAFD.

Primarily due to weather, we were not able to complete blade repair work and other maintenance required on certain assets in order to fully phase-in GE’s performance guarantees. As a result, we expect modest additional negative impact on our availability this quarter, and we expect to operate at the availability level that underpins our LTA by end of the third quarter.

Liquidity Update

In May, we closed the non-recourse financing of three DG portfolios (138 MW) raising net proceeds of $101 million, which was used to pay down our corporate credit facility. We executed the financing in the bank market with an initial spread of L+200 and a final maturity of 15 years. In addition, we released $8 million of restricted cash by replacing cash funded debt service reserves with letters of credit across our European platform. We finished the quarter with approximately $840 million of corporate liquidity.

Operations

Over the past few months, we have made significant progress executing an outsourcing agreement for all of our North American solar fleet. We are currently in advanced negotiations on a full-wrap LTSA. The scope of the LTSA would include comprehensive O&M as well as other balance of plant services for a term of 10 years, with flexibility to terminate early. The agreement would also lock in pricing that is approximately $5 million less than our 2018 cost base and provide availability guarantees that are consistent with our LTA. We anticipate finalizing the agreement within the coming weeks.

With respect to the implementation of the LTSAs for our North American wind fleet, we have turned over operations of 15 of 16 wind farms to GE. The final wind farm is expected to be turned over to GE later this summer, at which point we will realize the full cost savings of the GE LTSA. In our Spanish wind fleet, we transitioned operations to new service providers at the beginning of the year under letters of intent. We then executed LTSAs with Vestas in May and with GE in July. We anticipate that we will execute LTSAs for the remainder of our Spanish wind fleet with Siemens Gamesa in the coming weeks.

During the quarter, we continued to make progress on our repowerings. We are currently working through a streamlined permitting process with local authorities in upstate New York for our Cohocton and Steel Winds projects. We have had constructive meetings with local stakeholders and hope that we will be able to obtain permits by the end of the year. Given our recent progress, we remain on track to complete the repowerings of both of these New York facilities before the end of 2021. With respect to our repowering in Hawaii, we continue to negotiate with Hawaiian Electric regarding a blend and extend of our existing contract. In recent procurements of renewable power, Hawaii has shifted to a dispatchable contract structure whereby the power project receives a demand charge to cover its fixed costs, including cost of capital, and the utility has flexibility to dispatch the projects within its system. As this framework lowers risk to the power project, we believe there is an opportunity to provide savings to ratepayers while the power project earns an acceptable return on its capital.

Legal and Regulatory Update

In June, we received a favorable ruling from the panel overseeing the arbitration involving our Chile project. The dispute with the project’s offtaker had been ongoing since 2016 and concluded with a unanimous ruling in our favor and a comprehensive rejection of the claims of the plaintiff. Now that this issue has been resolved, we can focus on working with our project lenders to release $15 million of cash that is currently trapped within this project.

In Spain, current Prime Minister and leader of the center-left Socialist Worker’s Party (“PSOE”), Pedro Sanchez, has been unable to assemble the majority he needs to form a new government, despite having recently won an increased number of seats in Congress. Prime Minister Sanchez and the PSOE are expected to negotiate in a second round with potential governing partners in an attempt to form a new government before the September 23, 2019 deadline. If they are unable to do so, the King of Spain will likely call for new elections in November. According to recent polls, public sentiment suggests that the PSOE will lead the next government even if new elections are held. We continue to believe that the political environment in Spain is positive for the regulated rate of return for renewable assets as renewables enjoy broad support across the political spectrum.

Outlook

Amid slowing economic growth and the specter of a prolonged trade war, the U.S. Federal Reserve announced its first interest rate cut in more than a decade, while the 10-year U.S. Treasury Bond yield has declined to below 2%. Similarly, in Europe, the ECB is considering new measures, including forms of quantitative easing, to stimulate growth as industrial production decelerates rapidly. In light of this, we anticipate a low interest rate environment in our target markets of North America and Western Europe for the foreseeable future. With investor appetite for yield, we believe renewable power assets with long-term contracts will continue to be bid at high valuations, resulting in downward pressure on rates of return.

TerraForm Power utilizes a number of strategies to counteract these dynamics and acquire companies and/or assets for value. First and foremost, we leverage Brookfield’s global business development team to originate off-market transactions. We also focus on finding multi-faceted transactions, such as Brookfield’s initial investment in TerraForm Power, that lend themselves to bilateral negotiations in which we can structure a transaction to meet the needs of the various stakeholders. Finally, we look for contrarian investment opportunities, such as the acquisition of our European platform, in which a particular asset class or geography is out of favor. Over the past year, we have been focusing on the DG sector because we can earn a return premium of up to a couple hundred basis points relative to utility scale projects with similar contract durations due to smaller individual project size, a greater number of customer relationships that must be managed, and less familiarity with recontracting dynamics. In the case of our pending acquisition of the AltaGas DG portfolio, the seller ran a sale process whereby bidders had to submit binding offers on an accelerated timeframe. We leveraged significant resources within Brookfield and TerraForm Power to complete our due diligence within this time period. As other participants in the process were not able to do so, we faced limited competition.

We underwrote the transaction to earn returns within our targeted range based upon conservative cashflows. Our returns are anchored by the 17-year average remaining term of existing contracts. With 35 years of asset life, the portfolio is well-positioned to capture value beyond the initial contract term. As roughly half of the portfolio is behind-the-meter, we should be able to renew contracts at levels that offer significant savings to customers relative to retail tariffs or the new-build cost of distributed generation. The remainder of the portfolio primarily consists of ground-mount structures located within the distribution system where land is scarce and our assets are somewhat insulated from the potential overbuild of renewables. Going forward, our business plan is to reduce costs by leveraging the scale of our combined 750 MW distributed generation portfolio. We will also seek opportunities to extend the life of our existing contracts at rates that exceed our underwriting assumptions and to extract incremental value from the portfolio by cross-selling products, such as storage and back-up generation to commercial and industrial customers.

As always, we look forward to updating you on our progress in executing our business plan over the coming quarters.

Sincerely,

John Stinebaugh

Chief Executive Officer

August 8, 2019